Exhibit 99.1

Date:                       July 13, 2006

Contact:                 Steve Wells, Los Alamos National Bank President, 505-662-5171

For Immediate Release

Trinity Capital Corporation

Announces Second Quarter Earnings for 2006

LOS ALAMOS, N.M., July 13, 2006— Trinity Capital Corporation (“Trinity”), the holding company for Los Alamos National Bank (“LANB”), Title Guaranty & Insurance Company and TCC Appraisal Services, announced preliminary unaudited earnings for the second quarter of 2006.

Unaudited net income for the second quarter of 2006 totaled $3.342 million or $0.50 diluted earnings per share, compared to $2.441 million or $0.36 diluted earnings per share for the same period in 2005, an increase of $901 thousand in net income and an increase of $0.14 in diluted earnings per share. This increase in net income was primarily due to an increase in net interest income of $1.590 million. The increase in net interest income was mainly due to an increase in the total interest-earning assets of the LANB. In addition, non-interest income increased $210 thousand, provision for loan losses increased by $75 thousand and non-interest expense increased by $40 thousand. Income tax expenses increased $784 thousand due to higher pre-tax income.

Unaudited net income for the first six months of 2006 totaled $5.443 million or $0.82 diluted earnings per share, compared to $4.809 million or $0.71 diluted earnings per share for the same period in 2005, an increase of $634 thousand in net income and an increase of $0.11 in diluted earnings per share. This increase in net income was primarily due to an increase in net interest income of $2.837 million, which was partially offset by an increase in the provision for loan losses of $1.450 million. The increase in net interest income was mainly due to an increase in the total interest-earning assets of the LANB. The increase in the provision for loan losses was largely due to a provision associated with a single loan to a commercial borrower. In addition, non-interest expense increased by $775 thousand and non-interest income increased $546 thousand. Income tax expenses increased $524 thousand due to higher pre-tax income.

Trinity is a bank holding company with $1.271 billion in total assets and has 279 employees. LANB is currently in its 44th year of operation, and offers financial services at its main office in Los Alamos, an office in White Rock and two offices in Santa Fe. LANB also operates a network of 29 automatic teller machines throughout northern New Mexico. Title Guaranty & Insurance Company offers its services from its offices in Los Alamos and Santa Fe. TCC Appraisal Services offers its services from its office in Los Alamos.

This document contains, and future oral and written statements of Trinity and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Trinity’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Trinity and its business, including additional factors that could materially affect Trinity’s financial results, is included in Trinity’s filings with the Securities and Exchange Commission.

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